                                                                      EXHIBIT 21



                 SUBSIDIARIES OF DREYER'S GRAND ICE CREAM, INC.


Name                                                         Jurisdiction
----                                                         ------------
Edy's Grand Ice Cream                                        California
*Edy's of Illinois, Inc.                                     Illinois
Dreyer's International, Inc.                                 U.S. Virgin Islands
Grand Soft Capital Company                                   California
Grand Soft Equipment Company                                 Kentucky
  (formerly Polar Express Systems International, Inc.)
Portofino Company                                            California
M-K-D Distributors, Inc.                                     Texas

* Subsidiary of Edy's Grand Ice Cream